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                                                                       EXHIBIT 5

           [LETTERHEAD OF GRAY CARY WARE & FREIDENRICH APPEARS HERE]


Attorneys at Law                                                   Our File No.
400 Hamilton Avenue                                               1010542-902000
Palo Alto, CA  94301-1825
Tel (650) 328-6561
FAX (650) 327-3699

                               December 23, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     As legal counsel for Aspect Development, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 817,842 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of options granted under the Company's 1997 Nonstatutory Stock Option Plan (the "Plan") and under the Cadis, Inc. 1991 Stock Option Plan and assumed by the Company (the "Options"). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California. Based on such examination, we are of the opinion that the 817,842 shares of Common Stock which may be issued pursuant to the Plan and the Options are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan and the Options, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                                    Respectfully submitted,

                                    /s/ Gray Cary Ware & Freidenrich

                                    GRAY CARY WARE & FREIDENRICH
                                    A Professional Corporation